DATED 2009

TRAFALGAR CAPITAL SPECIALISED INVESTMENT FUND FIS

and

NEW MEDIA LOTTERY SERVICES, INC.

CROSS CORPORATE GUARANTEE & INDEMNITY DEED TO BE GIVEN BY NEW MEDIA LOTTERY SERVICES, INC

in respect of New Media Lottery Services plc

MEMERY CRYSTAL LLP
44 Southampton Buildings
London WC2A 1AP
Tel: 020 7242 5905
Fax: 020 7242 2058
Ref: DXB/1543136

1543136V1

CONTENTS

Deleted: 1543136_2.DOC

DATE OF **2009**

PARTIES

(1) **TRAFALGAR CAPITAL SPECIALIZED INVESTMENT FUND** an investment fund in Luxembourg as represented by its general partner, **TRAFALGAR CAPITAL SARL**, a corporation organised and existing under the laws of Luxembourg, with its principal place of business at 8-10 Rue Mathias Hardt, BP 3023, Luxembourg L-1030 (the "**Lender**");

(2) **NEW MEDIA LOTTERY SERVICES, INC** incorporated in Delaware, USA having its registered office at [ ] (the "**Guarantor**").

INTRODUCTION

In consideration of the continued funding and support from the Lender to New Media Lottery Services plc on the terms of the Agreements, the Guarantor agrees to (i) guarantee the performance by New Media Lottery Services plc of its obligations to the Lender; and (ii) indemnify the Lender in respect of any losses that the Lender may suffer as a result of New Media Lottery Services plc's failure to perform such obligations, on the terms set out below.

IT IS AGREED THAT:

1 DEFINITIONS AND INTERPRETATIONS

In this deed except where the context otherwise requires:

(a) words implying the singular shall include the plural and vice versa and words implying any of the three genders shall include either of the other two; and

(b) the following expressions shall have the meanings assigned to them below:

"**Agreements**" means a convertible loan agreement dated 6 June 2008 between NMLS and the Lender and a convertible loan agreement between NMLS and the Lender dated 31 October 2008 pursuant to which the Lender advanced to NMLS a loan of an aggregate sum of £2,450,000 as amended pursuant to the terms of a Loan Facility Restructuring Agreement between the Lender, NMLS, the Guarantor, Milton Dresner and Joseph Dresner dated on or around the date of this Deed;

"**Co-surety**" any person (other than any Guarantor), if any, who has given a guarantee or indemnity in respect of any obligations any of NMLS's to the Lender:

"**Indulgence**" the grant of any time or indulgence or the conclusion of any agreement not to sue or of any compromise or composition or the release of any charge, lien or other security or any part thereof;

"**Losses**" all and any losses, reasonable costs, damages, claims (whether prospective or actual and whether as claimant or defendant), interest and expenses;

"**NMLS**" New Media Lottery Services plc incorporated in the Republic of Ireland with registered number 410845 having its registered office at 20 On Hatch, Lower Hatch Street, Dublin 2, Ireland.

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2 GUARANTEE

The Guarantor guarantees:

(a) the due performance of all the obligations to the Lender of NMLS under the Agreements and/or any other agreement between the Lender and NMLS; and

(b) upon the Lender's demand, the due payment of all amounts payable or which may at any time hereafter become payable to the Lender by NMLS (whether arising under the Agreements or otherwise).

3 INDEMNITY

Without prejudice to the provisions of paragraph 2 hereof the Guarantor hereby agrees to indemnify the Lender and hold the Lender harmless against all and any Losses that the Lender may suffer or incur by reason of any failure of NMLS to comply with any term of the Agreements or of any other agreement between NMLS and the Lender.

4 CONTINUING GUARANTEE

The guarantee given herein by Guarantor shall be a continuing guarantee and shall apply to the ultimate amount payable by NMLS and shall not be discharged by any intermediate payment or satisfaction by NMLS.

5 LIABILITY

The Guarantor's liability under this deed shall not be affected by:

(a) any Indulgence granted or made by the Lender to or with NMLS or any Co-surety;

(b) any variation in the Agreements or in any other agreement between NMLS and the Lender (whether or not the Guarantor's liability to the Lender may be increased thereby) or by any defect therein or in its execution;

(c) any failure by the Lender to take perfect or hold unencumbered any security from NMLS or any other person;

(d) any change in the constitution of NMLS; or

(e) any other matter or circumstance that might, but for the operation of this clause, operate to release or reduce any Guarantor's liability hereunder,

and the Guarantor shall be liable hereunder in every respect as principal debtor under each Agreement.

6 INTEREST

The Guarantor shall be liable to pay the Lender interest calculated from day to day and compounded monthly at 4% per cent over the base rate of Lloyds TSB Bank PLC on all sums demanded by the Lender hereunder from the date of the Lender's demand to the date when payment is received by the Lender both before and after any judgement.

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7 POWER OF ATTORNEY

As security for the due performance of the Guarantor's obligations hereunder, the Guarantor:

(a) hereby assigns to the Lender any right of proof (in consequence of the winding up of the principal) in respect of any indebtedness of NMLS to the Guarantor; and

(b) irrevocably appoints the Lender to be its attorney to execute in its name such documents and to do such other things as the Lender may consider requisite to effect collection of any dividend or to vote at any meeting in respect of such right of proof or to perfect the Lender's ownership of and to collect any such indebtedness and to realise any such security as the case may be.

8 SUSPENSE ACCOUNT

Any monies received by the Lender by virtue of or in connection with this deed may be placed by the Lender to the credit of a suspense account with a view to the Lender preserving its right to prove for the whole of the Lender's claim against NMLS in the event of winding up.

9 COSTS AND EXPENSES

The Guarantor agrees to pay the Lender all reasonable costs and properly incurred expenses (on a full indemnity basis) arising out of or in connection with the recovery by the Lender of the monies due to the Lender hereunder.

10 DISCHARGE

Any discharge given by the Lender to the Guarantor in respect of its obligations under this guarantee and indemnity shall be deemed to have been void and of no effect if any security taken from or payment made by NMLS or any other person which had been taken into account by the Lender in giving the discharge is subsequently avoided or reduced by or in pursuance of any provision of law. The paper on which this deed is written shall remain the Lender's property notwithstanding any such discharge.

11 ADDITIONAL SECURITY AND CERTIFICATION

11.1 This guarantee and indemnity shall be additional to, and not in substitution for, any other security taken or to be taken by the Lender in respect of NMLS's obligations to the Lender.

11.2 For the purpose of determining the Guarantor's liability under this guarantee and indemnity, the Guarantor shall be bound by any acknowledgement or admission by NMLS and by any judgment in the Lender's favour against NMLS.

11.3 For such purpose and for determining either the amount payable to the Lender by NMLS, or the amount of any Losses, the Guarantor shall accept and be bound by a certificate signed by any of the Lender's directors. In any proceedings such certificate shall be treated as conclusive evidence (except for manifest error or fraud) of the amounts so payable or of any Losses.

11.4 In arriving at the amount payable to the Lender by NMLS, the Lender shall be entitled to take into account all liabilities (whether actual or contingent) and to make a reasonable estimate of any contingent liability.

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11.5 The Guarantor shall should enter into a share pledge in the form of Schedule A.

12 TERMINATION

12.1 This guarantee and indemnity shall remain in full force and effect until the expiry of not less than three months notice of its termination given by the Lender by delivery of it to the Guarantor to its registered office not earlier than the termination of the last Agreement to terminate.

12.2 Any such termination of this guarantee and indemnity as referred to in Clause 12.1 above, shall not affect the Guarantor's liability as regards any liability of NMLS arising out of any transaction having its inception before the expiry of the period of such notice.

13 NOTICE

Any notice or demand on the Guarantor shall be validly given or made if delivered to or sent by post to the Guarantor's address last known to the Lender (or to the Guarantor's registered office or if handed to one of the Guarantor's officials) and if sent by post shall be deemed to be received within seventy-two hours of posting.

14 LAW AND JURISDICTION

This deed of guarantee and indemnity shall be construed and take effect according to English law and the Guarantor accepts the exclusive jurisdiction of the English Courts. If any provision hereof shall be held invalid or unenforceable no other provisions hereof shall be affected and all such other provisions shall remain in full force and effect.

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IN WITNESS of which this document has been executed and, on the date set out above, delivered as a deed.

SIGNED and delivered as a deed by on behalf of **TRAFALGAR CAPITAL SPECIALISED INVESTMENT FUND** acting by its general partner **TRAFALGAR CAPITAL SARL**	))))))
SIGNED and delivered as a deed by **NEW MEDIA LOTTERY SERVICES, INC** acting by	))))